Exhibit 99.1
AMF Bowling, Inc.         International Headquarters
Post Office Box 15060     804.730.4000 Telephone        804.559.6276  Facsimile
Richmond, Virginia 232278100  AMF Drive                 Richmond, Virginia 23111



Contact: Media:                                     Investors:
         Merrell Wreden                             Renee Antolik
         Vice President, Marketing                  Director, Investor Relations
         804-559-8643                               and Financial Reporting
                                                    804-730-4402


                                                                    News Release


                        AMF AMENDS BANK CREDIT AGREEMENT


         RICHMOND, VA, September 30, 1998 - AMF Bowling, Inc. [NYSE: PIN] announced today that AMF Bowling Worldwide, Inc. a wholly owned subsidiary, has amended the terms of its $810 million bank credit facility with its lenders.

         Steve Hare, Executive Vice President and Chief Financial Officer, said "Our bank facility has been amended primarily to reflect weakness in Asia Pacific markets for Bowling Products. The amendment revises certain financial covenants which will provide AMF with the financial flexibility to execute its strategic plan."

         As the largest owner and operator of bowling centers in the world, AMF is a leading provider of family fun and recreation and a proud Worldwide Partner of Special Olympics International. The Company owns and operates 539 bowling centers throughout the world, with 416 centers in the U.S. and 123 centers in 11 other countries (including 15 joint venture centers in China, Brazil and Argentina). The Company also owns the Michael Jordan Golf Company, a business formed to build and operate state-of-the-art golf practice and teaching ranges in select U.S. locations.

         AMF is also a world leader in the manufacturing and marketing of bowling products, staffing 25 direct sales offices in 19 countries and maintaining close relationships with 24 international distributors who cover over 60 countries.
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